Exhibit 21.1

United Hydrogen Global Inc.

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
United Hydrogen Group Inc.	Cayman Islands

Aimei Health Technology Co., Ltd	Cayman Islands

Unicorn Hydrated Limited	British Virgin Island

United Hydrogen Group Holding Limited	Hong Kong

Shanghai Hydrogen Mulan New Energy Technology Co., Ltd.	PRC

Hangzhou United Hydrogen Co., Ltd.	PRC

Hangzhou United Hydrogen Technology Co., Ltd.	PRC

Lianqing Energy Technology (Hainan) Co., Ltd.	PRC

Zhejiang United Hydrogen Technology Co., Ltd.	PRC

Hydrogen Jiachuang (Zhejiang) New Energy Co., Ltd.	PRC

Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd.	PRC

Inner Mongolia Hydrogen Jiachuang New Energy Technology Co., Ltd.	PRC

Qinglian (Jiaxing) New Energy Operation Co., Ltd.	PRC

Shanghai Yixun Chuangneng New Energy Technology Co., Ltd.	PRC

Yixun Chuangneng (Beijing) New Energy Technology Co., Ltd.	PRC

Yixun Chuangneng (Jiaxing) New Energy Technology Co., Ltd.	PRC

Yixun Chuangneng (Ningdong) New Energy Technology Co., Ltd.	PRC